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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                   WSI INDUSTRIES REPORTS 1ST QUARTER RESULTS

JANUARY 4, 2007--MINNEAPOLIS, MN--WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $4,129,000 for the first quarter of fiscal 2007 ended November 26, 2006 compared to $4,170,000 in the first quarter of fiscal 2006. The Company posted net income of $137,000 or $.05 per share, compared to $178,000 or $.07 per share in the prior year quarter. Included in expense during the fiscal 2007 first quarter was $16,000 of pretax stock option compensation expense as the Company adopted the provisions of SFAS No. 123(R) at the beginning of the quarter.

Michael J. Pudil, president and chief executive officer, commented: "We are pleased to report a 29% growth in non-recreational vehicle sales over the year ago quarter from our continued efforts to diversify our customer base. In addition, we were able to maintain gross margin at a level consistent with the prior year at 17%." Pudil went on to say: "In spite of the fact that WSI's fiscal 2007 first quarter sales were negatively impacted by supplier issues, we are optimistic about the rest of fiscal 2007. We continue to make inroads in diversifying our customer base and expect to achieve further success as the year progresses."

The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable January 31, 2007 to holders of record on January 18, 2007.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.

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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.